Exhibit 99.1

Callon Petroleum Company Completes Midland Basin Acquisitions

NATCHEZ, Miss., May 31, 2016 — Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced the closing of its previously announced acquisition of certain assets in the Midland Basin operated by Big Star Oil and Gas, LLC (“Big Star”), including approximately 17,298 gross (14,089 net) surface acres, primarily located in Howard County, Texas, with additional acreage in Martin, Borden and Dawson counties, Texas. Including the previously announced area of mutual interest transaction in western Reagan County that closed earlier this month, the Big Star acquisition increases Callon’s surface acreage position in the Midland Basin to approximately 34,000 net acres and establishes a new core area for development. Total consideration paid for the acquisition was approximately $220 million in cash and 9.3 million shares of Callon common stock, subject to customary post-closing adjustments. Upon closing of the transaction, the Company had approximately 131,090,644 shares of common stock outstanding.

Fred Callon, Chairman and Chief Executive Officer commented, “We are looking forward to advancing our planned development of this important new acreage position centered in Howard County that we have named the WildHorse area. We currently expect to complete our first well on this acreage in mid-June 2016 and are finalizing plans to add a drilling rig to the area in the second half of the year.”

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the implementation of the Company’s business plans and strategy, including future drilling plans, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the Company’s ability to realize the anticipated benefits of the acquisition, the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact:

Joe Gatto

Chief Financial Officer, Senior Vice President and Treasurer

1-800-451-1294